Exhibit 99.1

Zero Gravity Solutions’ Wholly-owned Subsidiary, BAM Agricultural Solutions, Signs Exclusive Distribution Agreement for the Country of Mexico

BOCA RATON, Fla.— (February 22, 2018),– Zero Gravity Solutions, Inc. (“ZGSI” or the “Company”) (Pink Sheets: ZGSI), an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications for agriculture on Earth, has announced its subsidiary, BAM Agricultural Solutions, Inc., has entered into a License and Distribution Agreement (the “Agreement”) with a group of Mexican businessmen with longstanding relationships with markets in Mexico and a successful history in building companies in Mexico and in the US. The group is led by Pedro Lichtinger, former President of Pfizer Inc.’s Global Animal Health Business and Global President of Primary Care, Pfizer Inc. Pursuant to the Agreement, the Company grants exclusive distribution rights to certain BAM-FX® products in exchange for initial and subsequent milestone payments to the Company, an equity investment in the Mexican entity currently being established and conditions that need to be met in order to maintain exclusivity.

“We regard the very robust Mexican agricultural industry as becoming an increasingly significant market for our BAM-FX technology over time, both as a standalone nutrient delivery product as well as a potentially important performance enhancer when combined with other agricultural products,” stated Harvey Kaye, ZGSI’s Chairman.

“We are excited with the opportunity that BAM-FX offers to our country and company. Mexico leads the world in Avocado production and technology and is a major exporter of multiple crops. BAM-FX can enhance productivity to improve competitiveness on a global scale and contribute to making internal crops more accessible to the Mexican population,” stated Pedro Lichtinger.

For more detailed information, please see the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 23, 2018.

About Zero Gravity Solutions, Inc.

Zero Gravity Solutions, Inc. (www.zerogsi.com) is an agricultural biotechnology public company with technology derived from and designed for Space with significant applications here on Earth. These technologies are focused on providing valuable solutions to challenges facing world agriculture. ZGSI’s two primary categories of technologies aimed at sustainable agriculture are: 1) BAM-FX, a cost effective, ionic micronutrient delivery system for plants currently being introduced commercially into world agriculture by Zero Gravity’s wholly owned subsidiary BAM Agricultural Solutions 2) Directed Selection, utilized in the development and production, in the prolonged zero/micro gravity environment of the International Space Station, of large volumes of non-GMO, novel, patentable stem cells with unique and beneficial characteristics.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law or regulation, Zero Gravity Solutions undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Zero Gravity Solutions, Inc.

Harvey Kaye, Chairman

+1 561.416.0400

info@zerogsi.com